UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 25, 2011

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission

File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2011, W&T Offshore, Inc. (the “Company”) entered into a purchase and sale agreement (the “PSA”) with private sellers to acquire approximately 21,900 gross acres (21,500 net acres) of oil and gas leasehold interests in the West Texas Permian Basin for a purchase price of $366.3 million, subject to adjustments, including adjustments for an effective date of January 1, 2011. The Company has estimated proved reserves to be acquired of approximately 27 million barrel equivalents (164 Bcfe) (using a 6 to 1 Mcf to barrel equivalency) at December 31, 2010, which reserves are over 91% oil and natural gas liquids and are approximately 77% proved undeveloped. The properties to be acquired include interests in producing wells, which currently produce approximately 2,800 net barrel equivalents per day. Capital expenditures associated with planned development activities for these properties for the balance of 2011 are currently estimated to be between $35 million and $40 million.

Pursuant to the PSA, the Company has deposited 5% of the purchase price into an escrow account, with the balance to be paid at closing subject to purchase price adjustments, including adjustments for an effective date of January 1, 2011. The PSA includes representations by the sellers as to insurance coverage, compliance with environmental laws and other customary representations and warranties by such parties. The sellers have the option to cure defects in title and certain environmental matters identified by the Company, or to leave any such defect uncured and allow a purchase price adjustment. The sellers are not required to cure, or adjust the purchase price for, any defect if the defect amount is below $25,000 or if the aggregate amount of such defects does not satisfy a deductible of 1.5% of the original purchase price. The Company and the sellers each have the right to terminate the PSA if aggregate adjustments to the purchase price under the PSA exceed 20% of the unadjusted purchase price.

The conveyances of the properties to be acquired will include a special warranty of defensible title made by the sellers. The Company has agreed to indemnify the sellers for certain liabilities arising from the operation of the acquired properties following the closing, and the sellers have agreed to indemnify the Company for certain liabilities arising from their operation of the properties prior to the closing, including certain environmental liabilities. In some cases, the sellers’ indemnity obligation is subject to the satisfaction of a deductible of 2% of the purchase price.

The sellers have agreed to operate the business until closing in the ordinary course. The PSA also provides for the execution of a transition agreement covering certain post-closing matters. The closing of the acquisition is subject to satisfaction of customary closing conditions and is anticipated to occur in May 2011. The Company and the sellers each have the right to terminate the PSA if the acquisition has not been completed by June 9, 2011. The Company expects the purchase price will be funded from cash on hand and borrowings under its revolving loan facility.

Item 7.01	Regulation FD Disclosure.

On April 26, 2011, the Company announced that it had entered into the PSA. A copy of the press release is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2. of Form 8-K, the information included in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release dated April 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: April 29, 2011	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer